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SAMPLE OF COMPANY'S STANDARD STOCK CERTIFICATE CONTAINING THE FOLLOWING
INFORMATION:


1.  Number of certificate                        0
2.  Number of shares represented by certificate  0
3.  Title of stock and CUSIP number              COMMON  960309102
4.  Name of stockholder                          NONE
5.  Date of issuance                             NONE
6.  Corporate seal WESTGATE ACQUISITIONS CORPORATION CORPORATE SEAL NEVADA
7.  Signatures of president and secretary of corporation at time of issuance.
     Geoffery Williams     David A. Miller